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                                                                       EXHIBIT 3

Subsidiaries of Trintech Group PLC

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                       Voting Equity Ownership
      Subsidiary      Held by Trintech Group PLC    Country of Incorporation
   ----------------   --------------------------   ---------------------------
   Trintech
    Technologies
    Limited                      100%              Republic of Ireland
   Trintech Limited              100%              Republic of Ireland
   Trintech GmbH                 100%              Federal Republic of Germany
   Trintech, Inc.                100%              United States (California)
   Trintech (U.K.)
    Limited                      100%              U.K.
   Trintech Group
    Finance Limited              100%              Cayman Island
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